Exhibit 12


                            PATRICK INDUSTRIES, INC.

                  Statement of Computation of Operating Ratios


Operating ratios which appear in this Form 10-K, including gross profit, warehouse and delivery expenses, selling, general and administrative expenses, operating income and net income were computed by dividing the respective amounts by net sales for the periods indicated.